Exhibit 10.17

The mailing, delivery or negotiation of this Lease shall not be deemed an offer to enter into any transaction or to enter into any relationship, whether on the terms contained herein or on any other terms.  This Lease shall not be binding upon Landlord, nor shall Landlord have any obligations or liabilities with respect thereto, or with respect to the premises, unless and until Landlord has received Tenant’s signed counterparts and executed and delivered this Lease.  Until such execution and delivery of this Lease, Landlord may terminate all negotiation and discussion of the subject matter hereof, without causes and for any reason, without recourse or liability.

LEASE

BY

WAKEFIELD INVESTMENTS, INC.

TO

IMPLANT SCIENCES CORPORATION

Dated:  April 1, 2013

TABLE OF CONTENTS

1.	Identifications	1
2.	The Premises, Parking and Loading	1
3.	The Building and Common Areas	1
4.	Condition of the Premises	1
5.	Term; Early Access	2
6.	Use of the Premises; Licenses and Permits	3
7.	Basic Rent; Additional Rent	3
8.	Taxes	6
9.	Insurance; Waivers of Claims and Subrogation	7
10	Utilities	8
11.	Repairs and Maintenance	8
12.	Compliance with Laws and Regulations	9
13.	Alterations by Tenant; Signage	9
14.	Landlord’s Access	10
15.	Indemnities	10
16.	Casualty Damage	11
17.	Condemnation	12
18.	Landlord’s Covenant of Quiet Enjoyment	12
19.	Tenant’s Obligation to Quit; Holdover	12
20	Transfers of Tenant’s Interest	13
21.	Transfers of Landlord’s Interest	14
22.	Mortgagees’ Rights	15
23.	Tenant’s Default; Landlord’s Remedies	15
24.	Remedies Cumulative; Waivers	16
25.	Broker	17
26.	Notices	17
27.	Estoppel Certificate	17
28.	Bind and Inure; Limited Liability of Landlord	17
29.	Captions	18
30.	Integration	18
31.	Severability; Choice of Law	18
32.	Enforcement of Rights	18
33.	Tenant Covenant Against Hazardous Materials	18
34.	Recording	19
35.	Security Deposit	19
36.	Option to Extend	20
37.	OFAC Compliance	21
38.	Force Majeure	22
39.	Early Termination	22

i

LEASE

1.

Identifications

This Lease is made as of April 1, 2013, by and between WAKEFIELD INVESTMENTS, INC., a Massachusetts corporation, having an address at P.O. Box 540, Wakefield, Massachusetts 01880 (“Landlord”) and IMPLANT SCIENCES CORPORATION, a Massachusetts corporation having an address at 107 Audubon Road, Wakefield, Massachusetts 01880 (“Tenant”).

2.

The Premises: Parking and Loading

In consideration of the Basic Rent, Additional Rent, and other payments and covenants of Tenant hereinafter set forth, and upon the following terms and conditions, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord approximately 58,345 rentable square feet of floor space (measured by BOMA/ANSI Standards), located as shown on the floor plan attached hereto as Exhibit A-1 (the “Premises”), in a certain building (the “Building”), which has been constructed by Landlord, on a certain parcel of land located at 500 Research Drive, Wilmington, Massachusetts (the “Property”), said land is more particularly described in Exhibit A hereto. The Premises are leased together with rights, in common with Landlord and all others (including any other tenant or tenants of the Building or the Property) claiming under Landlord or otherwise from time to time lawfully entitled thereto, to use the Common Areas, as hereinafter defined, for their intended purposes.  Tenant shall have non-exclusive and unreserved access free of charge, and in common with others from time to time entitled thereto, to approximately four (4.0) parking spaces per one thousand (1,000) rentable square feet of floor space. Landlord shall have no responsibility to Tenant, however, to enforce any parking restrictions. All such use and access to be subject to Landlord’s reasonable rules and regulations from time to time in effect.

3.

The Building and Common Areas

The Building is a single story brick and glass structure containing approximately 108,842  rentable square feet of floor space.

The Common Areas shall consist of (i) the common entrance area(s) and all other such common areas of the Building and (ii) the driveways, walkways, parking areas and other common areas of the Property.  Landlord reserves the right to alter the Common Areas from time to time during the Term (as hereinafter defined) provided that no alteration shall materially reduce the minimum number of parking spaces available to Tenant as specified in Section 2 above.

4.

Condition of the Premises

(a) Except as may be specifically provided in this Lease, the Premises are being leased in their condition AS IS WITHOUT REPRESENTATION OR WARRANTY by Landlord. Tenant acknowledges that it has inspected the Premises and common areas of the Building and has found the same satisfactory.  Landlord shall have no obligation to perform any work to prepare the Premises for use or occupancy by Tenant, except as expressly set forth below. Promptly after execution and delivery of this Lease both parties, Landlord shall: (i) undertake to construct those alterations and improvements to the Premise as are reflected on Exhibit B, using building standard materials; and (ii) remove any debris and broom clean the Premises (such items of work being collectively referred to as “Landlord’s Work”).  Landlord shall perform Landlord’s Work in a good an workmanlike manner in accordance with applicable laws and codes, and shall use commercially reasonable efforts to complete Landlord's Work on or before July 1, 2013 (the “Target Date”). Any changes to Landlord’s Work requested by Tenant (if permitted by

Landlord) after the date hereof shall be at Tenant’s sole cost, and Tenant shall, if requested by Landlord, execute an agreement confirming such costs.

(b) The Premises shall be deemed ready for occupancy on the first day (the "Substantial Completion Date") as of which Landlord's Work has been completed except for items of work (and, if applicable, adjustment of equipment and fixtures) which can be completed after occupancy has been taken without causing undue interference with Tenant's use and enjoyment of the Premises (i.e. so called "punch list" items) and Tenant has been given notice thereof.  Landlord shall complete as soon as conditions permit any "punch list" items and Tenant shall afford Landlord reasonable access to the Premises for such purposes. In the completion of any punch-list items, Landlord and Tenant shall reasonably cooperate to schedule such work to minimize any unreasonable disruption or interference with Tenant’s business operations at the Premises and Landlord shall use commercially reasonable efforts to complete such punch-list items within thirty (30) days after the Substantial Completion Date.

(c)  Except to the extent to which Tenant shall have given Landlord notice, not later than the end of the second full calendar month (which period shall be extended to the first anniversary of Substantial Completion as to latent defects that could not have been discovered during the two-month period by a reasonably careful visual inspection or by ordinary use) after the Term Commencement Date, of respects in which Landlord has not performed Landlord's Work, Tenant shall have no claim that Landlord has failed to perform any of Landlord's Work.

(d) If any delay shall occur in the Substantial Completion Date as a result of:

(i)

any request by Tenant that Landlord delay the commencement or completion of Landlord's Work for any reason;

(ii)

any change by Tenant in Landlord’s Work after the date hereof;

(iii)

any other act or omission of Tenant or its officers, agents, servants or contractors; or

(iv)

any reasonably necessary displacement of any of Landlord’s Work from its place in Landlord’s construction schedule resulting from any of the causes for delay referred to in this paragraph (d) and the fitting of such Landlord’s Work back into such schedule;

then Tenant shall, from time to time and within ten (10) days after demand therefor, pay to Landlord for each day of such delay the amount of Basic Rent, Additional Rent and other charges that would have been payable hereunder had the Tenant's obligation to pay Basic Rent commenced immediately prior to such delay.  The delays referred to above are herein referred to collectively and individually as “Tenant’s Delay.” If a delay in the Substantial Completion Date, or if any substantial portion of such delay, is the result of force majeure, and such force majeure delay would not have occurred but for a Tenant’s Delay, such delay shall be included in the original Tenant’s Delay.  As used in this paragraph, the term “force majeure” shall mean an act of God, war, civil commotion, fire, casualty, labor difficulties, shortages of labor or materials or equipment, governmental regulation, act or default of Tenant, or any other causes beyond Landlord’s reasonable control.  The Outside Date will be extended one day for each day that the Landlord is delayed in the performance of Landlord’s Work on account of force majeure or Tenant’s Delay.

5.

Term; Early Access

The term of this Lease (the “Term”) shall commence on that date (the “Term Commencement Date”) which is the later to occur of (i) the Target Date, or (ii) the day on which Landlord has substantially completed Landlord’s Work and delivered possession of the Premises to Tenant. This Lease shall expire, unless earlier terminated or extended in accordance with the terms hereof, at 11:59 p.m. on the day immediately preceding the seventh (7th) anniversary of the Term Commencement Date, provided that if the Term Commencement Date is other than the first day of a calendar month, then the expiration date will be the last day of the calendar month in which such anniversary occurs. For the purposes hereof, the term “Lease Year” shall mean a period of one year during the Term, with the first Lease Year commencing on the Term Commencement Date and ending on the day immediately preceding the first anniversary of the Term Commencement Date, and the last Lease Year shall include any partial year ending at the expiration of the Term. The “Term” of this Lease shall include the Initial Term and any Extended Term as to which Tenant has properly exercised an available option.  Within a reasonable time after the occurrence of the Term Commencement Date, Landlord and Tenant hereby agree to execute a written memorandum substantially in the form attached as Exhibit C attached hereto which sets forth the date the actual Term Commencement Date, and such other factual information based upon the actual date the Term Commencement Date occurs, but the failure on the part of either party to do so shall have no effect on any such date. At such time as Landlord has determined that the Premises are available for Tenant’s occupancy, and Tenant has paid the security deposit and delivered to Landlord certificates evidencing that Tenant is maintaining all insurance coverage required under this Lease, Landlord shall notify Tenant and Tenant shall have reasonable access to the Premises for the sole purpose of installing Tenant’s business furniture, fixtures and equipment. Subject to the foregoing, Landlord shall endeavor to provide such access on or before June 1, 2013 (the date on which such access is available is the “Early Access Date”). All conditions, covenants and requirement imposed on Tenant under this Lease (other than the requirement to pay Basic Rent and Additional Rent) shall be in effect from and after the first day of such access.

6.

Use of the Premises; Licenses and Permits

Tenant shall use the Premises only for warehousing, light manufacturing  research and development and associated office purposes, to the extent now and hereafter from time to time permitted under applicable laws, by-laws, ordinances, codes, rules, regulations, orders and other lawful requirements of governmental bodies having jurisdiction. Tenant, any permitted subtenants, licensees, invitees and any other users of the Premises shall apply in their own names for, and obtain and maintain at their own expense, any and all licenses, permits and other approvals which may be required from governmental bodies in connection with any particular use of the Premises during the Term.

7.

Basic Rent; Additional Rent

(a)  Basic Rent.  Tenant shall, beginning on the Term Commencement Date, and throughout the remaining Initial Term, pay Basic Rent (“Basic Rent”) to Landlord as follows:

Period	Annual Basic Rent	Basic Rent/RSF
Lease Year 1	$495,932.50	$8.50
Lease Year 2	$525,105.00	$9.00
Lease Year 3	$554,277.50	$9.50
Lease Year 4	$583,450.00	$10.00
Lease Year 5	$612,622.50	$10.50
Lease Year 6	$641,795.00	$11.00
Lease Year 7-Expiration	$656,381.25	$11.25

Basic Rent shall be payable in advance on the first day of each month in equal monthly installments of one-twelfth (1/12) of the annual Basic Rent, during the Term to Landlord at the address set forth above or such other address as Landlord may hereafter specify by thirty (30) days prior written notice to Tenant, without counterclaim, set off, deduction or defense. Notwithstanding the foregoing, if and when Tenant exercises its option to extend the Term of this Lease for the Extended Term (as provided in Section 36), then the Basic Rent for the then-remainder of the Initial Term (starting on the date of Tenant’s exercise) shall be adjusted to be the Fair Market Rental Value of the Premises (as the same shall have been determined pursuant to Section 36(b) below). After such determination, an appropriate retroactive adjustment shall be made with respect to the period between the date of Tenant's exercise of its option and the date of such determination, and any necessary credits to, or payments by, Tenant shall be effected.

(b)

Additional Rent.  This Lease is intended by the parties hereto to be a so-called “net” lease, to the end that the Basic Rent shall be received by Landlord net of all costs and expenses related to the Premises as set forth in this Lease, and net of Tenant’s Share, as hereinafter defined, of all Common Expenses. The same shall be paid to Landlord commencing on the Term Commencement Date, and thereafter upon demand as additional rent (sometimes referred to as “Additional Rent”), in the same manner as Basic Rent.  Tenant’s Share of the Common Areas of the Building shall at all times be 53.61%, subject to adjustment to the extent that the size of the Premises is reduced as a result of eminent domain, fire, accident, or casualty. For the purposes hereof, the term “Park” shall mean the Building and those other buildings currently owned by Landlord and numbered 200, 500, 600 and 800 Research Drive.  Landlord shall, in its commercially reasonable discretion, make such allocations as Landlord may deem appropriate of expenses between Common Areas of the individual buildings and those of the Park as a whole. Currently, the Park expenses include the costs of landscaping Research Drive (of which the Building’s share is 17.47%), and the costs of maintaining and repairing the water booster station serving certain buildings in the Park (of which the Building’s share is 20.84%).

In addition to Common Expenses, Tenant shall also pay as Additional Rent, promptly upon being billed therefor by Landlord, any and all charges, costs, expenses, and obligations as Landlord may from time to time incur with regard to the Premises or the operation or maintenance thereof (to the extent not properly included in Common Expenses), except as otherwise expressly agreed in this Lease, including, without limiting the generality of the foregoing, reasonable attorneys’ fees incurred by Landlord in connection with any subleases and assignments of this Lease requested by Tenant and in connection with the enforcement of rights and pursuit of the remedies of Landlord under this Lease (whether during or after the expiration or termination of the Term).

(c)

“Common Expenses” shall mean any and all charges, costs and expenses of every kind and nature whatever, which Landlord may from time to time incur and the value, based on competitive rates, of any materials and services which Landlord may reasonably provide in good faith with respect to the ownership, operation and maintenance of the Building and the Property, including, without limitation, any and all costs and expenses incurred by Landlord in connection with:  (i) making repairs to and undertaking maintenance of the Building (including fire protection sprinkler and other systems) , the Park or the Property, including without limitation alterations to the Common Areas of the Building; (ii) providing utilities, including heat to the Common Areas of the Building; (iii) providing watering, landscaping and lawn care for the Park and the Property; (iv) sanding, plowing and removal of snow and ice from the driveways, walkways and parking areas; (v) lighting for the Park and the Property;  (vi) maintaining property, liability and other insurance carried by Landlord, including that required to be maintained by Landlord pursuant to Paragraph 8 hereof (and including without limitation payment of any deductibles); (vii) property management fees; and (viii) the reasonable annual amortized portion of any capital repair, replacement or improvement cost with respect to the Building, the Park or the Property.  Landlord’s responsibilities for watering, landscaping, lawn care and for snow removal as provided for herein shall be completed in a good and workmanlike manner to maintain a professional appearance.

Snow removal shall include maintaining parking areas and the driveway serving the Building in usable condition for vehicles and pedestrians during snow conditions.

(d)

Exclusions.  The following shall not constitute Common Expenses for the purposes of this Lease; (i) brokerage commissions, advertising costs and other related expenses incurred in connection with the leasing of the Building; (ii) repairs, alterations, additions, improvements or replacements made to rectify or correct any defect in the original design, materials or workmanship of the Building or Common Areas or to comply with any requirements of any governmental authority in effect as of the effective date of this Lease (provided that reasonable wear and tear shall not be considered as a defect in the design, materials or workmanship); (iii) costs (to the extent Landlord actually receives proceeds of insurance or taking compensation, and over and above any deductible) of repairing any damage and repairs attributable to condemnation, insured fire or other casualty; (iv) damage and repairs for which Landlord is reimbursed under any warranty or insurance policy; (v) the cost of repairs necessitated by the negligence or willful misconduct of Landlord or Landlord’s employees, contractors or agents; (vi) executive salaries of Landlord; (vii) salaries of service personnel to the extent that such service personnel perform services not solely in connection with the management, operation, repair or maintenance of the Building or Common Areas; (viii) Landlord’s general overhead expenses not related to the Building; (ix) payments of principal or interest on any mortgage or other encumbrance including ground lease payments and points, commissions and legal fees associated with financing; (x) depreciation; (xi) legal fees, accountants’ fees and other expenses incurred in connection with disputes with Tenant or other tenants or occupants of the Building or associated the enforcement of any leases; (xii) costs (including permit, license and inspection fees) incurred in renovating or otherwise improving, decorating, painting or altering space for other tenants in the Building; (xiii) the cost of any service provided to Tenant or other occupants of the Building for which Landlord is actually reimbursed; (xiv) property management fees paid to any entity affiliated with Landlord in excess of three percent (3%) of the gross revenues of the Building, (xv) any charitable or political contribution; and (xvi) interest, penalties or other costs arising out of Landlord’s failure to make timely payments of its obligations.

(e)

Limitations on Collection. Any Common Expenses charged Landlord by any of its affiliates for goods or services provided to the Building shall not exceed the prevailing cost thereof that would be charged to Landlord by non-affiliated parties in arm’s length transactions.  All Common Expenses shall be directly attributable to the operations, maintenance, management and repair of the Property and Building and shall be determined in accordance with generally accepted accounting principles and practices, consistently applied.

(f)

Periodic Payment.  From time to time during the Term of this Lease, commencing on the Term Commencement Date, Landlord may, at Landlord’s election, bill Tenant from time to time for Tenant’s Share of Common Expenses actually incurred by Landlord (i.e., not billing based on estimated costs).  Tenant shall pay any such Common Expenses to Landlord as Additional Rent within thirty (30) days after receipt of any such invoice. Alternatively, Landlord may from time to time reasonably estimate the amount that will be due on account of Common Expenses and bill Tenant monthly for the estimated amount as provided below. If Landlord elects to bill Common Expenses based on estimates, then commencing on the Term Commencement Date, Tenant shall, upon receipt of written notice from Landlord, prepay to Landlord monthly as Additional Rent, in the same manner as Basic Rent, one twelfth (1/12) of the total of all such amounts as Landlord may from time to time reasonably estimate will be payable annually by Tenant under this Paragraph 7, which prepayments shall be applied, without interest, to such amounts as actually become payable.

Within ninety (90) days after the end of the Lease Year, Landlord shall deliver to Tenant a written statement of Tenant’s Share of the Common Expenses for such Lease Year prepared by Landlord from Landlord’s books and records, in reasonable detail, and computed in accordance with general accounting principles consistently applied. If on the basis of such statement Tenant owes an amount that is more or less than the estimated payments for such calendar year previously made by Tenant, Tenant or Landlord, as the case may be, shall pay the deficiency to the other party within thirty (30) days after delivery of the statement or resolution of any objection.  Any such deficiency payable by Tenant shall be considered Additional Rent for purposes of this Lease.

(g)

Audit.  Landlord shall keep for a period of at least twelve (12) months after the expiration of each calendar year, accurate records and supporting documents in connection with Landlord’s annual statement of Common Expenses. Within sixty (60) days after receipt of any year-end statement referred to above, and provided Tenant is not then in default under this Lease, Tenant shall have the right to challenge the accuracy of any Common Expenses, and, if Tenant gives Landlord notice (within such 60-day period) of any such challenge (which notice shall set forth in reasonable detail the particular instances in which Tenant believes such accounting to be in error), Landlord shall make Landlord’s books and supporting documents for the year in question available to Tenant and Tenant may inspect the same at Landlord’s management office at reasonable times upon Tenant’s request. No auditor shall be compensated in any manner that is based on the amount of any recovery. The Common Expenses shall be appropriately adjusted on the basis of such audit.

(h)

Interest on Late Payment.  If any payment of Basic Rent or Additional Rent is not paid to Landlord within any applicable grace period, then at Landlord’s option, without notice and in addition to all other remedies hereunder, Tenant shall pay upon demand to Landlord as Additional Rent, interest thereon at an annual rate of ten percent (10%), to be computed from the date such Basic Rent or Additional Rent was originally due through the date when paid in full.  Notwithstanding the foregoing, such interest shall not be imposed if Tenant shall make payment within 10 days after notice from Landlord that such payment has not been timely received provided, however, that in no event shall Landlord be obligated to give more than two such notices in any 12 month period prior to assessing such interest against Tenant.

8.

Taxes

Tenant shall pay or cause to be paid to Landlord, from and after the Term Commencement Date (or, where appropriate, directly to the authority by which the same are assessed or imposed, with evidence of such payment to Landlord) as Additional Rent not later than ten (10) days prior to the date the same are due or twenty (20) days after receipt of written notice thereof to Tenant, whichever is later, all taxes and excises upon the personal property and equipment of Tenant located at the Premises or the Property, and the Tenant’s Share of the Taxes (as hereinafter defined) and the entire amount of any interest, penalties and costs attributable to delayed payment thereof to the extent such delay is the fault of Tenant. “Taxes” shall mean any and all real estate taxes, betterment and special assessments (provided that Landlord shall elect to pay any such betterment and special assessments over the longest period permitted by applicable law) or amounts in lieu or in the nature thereof and any other taxes, levies, water rents, sewer use charges and other excises, franchises, imposts and charges, general and special of whatever name and nature, and whether or not now within the contemplation of the parties hereto, which may now or hereafter be levied, assessed or imposed by The Commonwealth of Massachusetts, the Town of Wilmington or any other non-federal authority, or become a lien, upon all or any part of the Property, the Building, the Premises, the use or occupation thereof, or upon Landlord and Tenant in respect thereof, or upon the basis of rentals thereof or therefrom, or upon the estate hereby created or upon Landlord by reason of ownership of the reversion.

Notwithstanding the foregoing, none of the following shall constitute Taxes for the purposes of this Lease, and nothing contained herein shall be deemed to require Tenant to pay any of the following: (i) any state, local, federal, personal or corporate income tax measured by the income of Landlord; (ii) any estate, inheritance taxes, or gross rental receipts tax; (iii) any franchise, succession or transfer taxes; (iv) interest on taxes or penalties resulting from Landlord’s failure to pay taxes (provided that Tenant shall have made all of its required payments in a timely fashion); provided, however, that if some method or type of taxation shall replace the current method of assessment of real estate taxes in whole or in part, or the type thereof, or if additional types of taxes are imposed upon the Property or Landlord (“New Taxing  Method”), Tenant agrees that such taxes or other charges shall be deemed to be, and shall be, Taxes hereunder and Tenant shall pay an equitable share of the same as an additional charge computed in a fashion consistent with the method of computation herein provided, to the end that Tenant’s share thereof shall be, to the maximum extent practicable, comparable to that which Tenant would bear under the foregoing provisions.  In the event of a New Taxing Method which measures income to Landlord, Tenant’s share thereof shall be calculated as if the Property were the only property of Landlord subject to such tax.

Tenant shall, commencing on the Term Commencement Date and thereafter upon receipt of written notice from Landlord, prepay to Landlord monthly as Additional Rent, in the same manner as Basic Rent, one-twelfth (1/12) of the total of all such amounts as Landlord may from time to time reasonably estimate will be payable annually by Tenant under this Paragraph 8, which prepayments shall be applied without interest to such amounts as actually become payable. As soon as any such amounts so payable are actually determined, Landlord shall deliver to tenant a written statement thereof, which shall include copies of the bills for the applicable Taxes. Appropriate adjustments of any overpayment and underpayment shall be made within thirty (30) days after delivery of the statement.

If Landlord shall receive any Tax refund or reimbursement of Taxes or sum in lieu thereof with respect to any tax year, then out of any balance remaining thereof after deducting Landlord’s expenses reasonably incurred in obtaining such refund, Landlord shall pay to Tenant, provided there does not then exist a Default of Tenant, an amount equal to such refund or reimbursement or sum in lieu thereof, multiplied by Tenant’s Share; provided, that in no event, shall Tenant be entitled to receive more than the payments made by Tenant on account of Taxes for such tax year pursuant to this paragraph.

9.

Insurance; Waivers of Claims and Subrogation

Tenant shall, at its own cost and expense, obtain and throughout the Term shall maintain, with companies qualified to do business in Massachusetts and reasonably acceptable to Landlord, commercial general liability insurance (with broad form contractual liability) under which Tenant is named insured and Landlord (and such other persons as are in privity of estate with Landlord as may be set out in a notice from time to time) are listed as additional insured as their respective interests may appear, and insuring on an occurrence basis against claims for bodily injury, death or property damage occurring to, upon or about the Premises in limits of $2,000,000 per occurrence /$4,000,000 aggregate (combined single limit) for bodily injury or death and property damage and insurance covering contents of, and personal property and trade fixtures located in, the Premises. Notwithstanding the foregoing, the risk of loss to all contents of, and personal property and trade fixtures located in, the Premises is upon Tenant, and Landlord shall have no liability with respect thereto unless (subject to applicable waivers of claims and subrogation) such loss is due to the negligence or willful misconduct of Landlord.  The above commercial general liability insurance policy shall be non-cancelable and non-amenable with respect to Landlord and Landlord’s said designees without thirty (30) days prior written notice.  Tenant shall provide Landlord with certificates of insurance evidencing the foregoing.

Nothing in this Paragraph 9 shall prevent Tenant from carrying any of the insurance required of Tenant hereunder in the form of a blanket and/or umbrella insurance policy or policies which cover other properties owned or operated by Tenant in addition to the Premises.

Landlord shall obtain and throughout the Term shall maintain, with companies qualified to do business in Massachusetts and reasonably acceptable to Tenant and any Mortgagees, for the benefit as named insured of Landlord and any Mortgagees as their respective interests may appear, with losses first payable to such Mortgagees under a standard mortgagee endorsement: (i) insurance against lost rentals from the Building for a period of one year; (ii) so-called “property” insurance against loss or damage to the Building and the Tenant Improvements such as may result from fire and such other casualties as are normally covered by an “extended coverage” endorsement, such casualty insurance to be in an amount equal to the replacement cost of the Building; (iii) boiler and machinery insurance on any Building steam boilers, pressure vessels and pressure piping and miscellaneous electrical apparatus, engines, pumps, and compressors, fans and blowers, with so-called “standard blanket coverage” (15 HP and over); and (iv) a policy of commercial general liability insurance having a combined single limit for bodily injury and property damage of not less than One and One-Half Million Dollars ($1,500,000.00) per occurrence and general aggregate insurance in an amount of not less than Two Million Dollars ($2,000,000.00).

Landlord and Tenant each hereby release the other from any liability for any loss or damage to the Building, the Premises or other property and for injury to or death of persons occurring on the Property or in the Building or the Premises or in any manner growing out of or connected with Tenant’s use and occupation of the Premises, the Building or the Property or the condition thereof, whether or not caused by the negligence or other fault of Landlord, Tenant or their respective agents, employees, subtenants, licensees, invitees or assignees; provided, however, that this release (i) shall apply notwithstanding the indemnities set forth in Paragraph 15, but only to the extent that such loss or damage to the Building or other property or injury to or death of persons is covered (or required by this Lease to be covered) by insurance which protects Landlord or Tenant or both of them as the case may be; (ii) shall not be construed to impose any other or greater liability upon either Landlord or Tenant then would have existed in the absence hereof; and (iii) shall be in effect only to the extent and so long as the applicable insurance policies waive subrogation and provide that this release shall not affect the right of the insured to recover under such policies, which clauses shall be obtained by the parties hereto whenever available. If waivers of subrogation are not obtainable under a party’s policies or are obtainable only at an additional cost, said party shall notify the other party which, if it desires to have the waiver of subrogation, shall pay said additional cost.

10.

Utilities

The Premises are currently separately metered to measure natural gas, water, and electricity consumption by the Tenant, and Tenant shall be billed for such water and sewer use charges imposed in respect of the usage indicated by such meter and Tenant shall, at its own cost and expense, arrange and pay for such utilities provided to the Premises during the Term, including, without limitation, electricity (including electricity for HVAC, lights and outlets), gas, water, telephone service, security and fire protection, cleaning and trash removal. Any new service deposits or fees required by the municipality or utility shall be paid by Tenant.

11.

Repairs and Maintenance

(a)

Tenant’s Obligation.  From and after the Term Commencement Date, Tenant, at its own cost and expense, shall: (i) maintain and make all necessary repairs and replacements to the electrical, mechanical, heating, ventilating and air conditioning, plumbing and other systems inside the Premises (or located outside the Premises but serving the Premises), and shall maintain a service contract with respect to the heating, ventilating and air conditioning system and equipment inside the Premises (or located outside the Premises but serving the Premises) with a company or companies reasonably acceptable to Landlord in connection therewith; (ii) make any repairs to the Building and the Property necessitated by the acts or negligence of Tenant or its agents, employees or invitees; (iii) obtain and maintain a service contract for dumpster service and janitorial services within the Premises with a company or companies reasonably acceptable to Landlord, and (iv) make all interior non-structural repairs, replacements and renewals necessary to keep the Premises in at least as good condition, order and repair as the same are at the Commencement of the Term or thereafter may be put, reasonable wear and use and damage by fire or other casualty only excepted (it being understood, however, that the foregoing exception for reasonable wear and use shall not relieve Tenant from the obligation to keep the Premises at least in its current condition, free from accumulation of dirt, rubbish and other debris).

(b)

Landlord’s Obligations.  From and after the Commencement of and during the Term, Landlord shall make all repairs, replacements and renewals necessary: (i) to keep in good and sound condition the structure of the Building, including but not limited to steel, footings, exterior walls, roof deck, main sprinkler line, roof membrane, and all underground or under-slab utilities; (ii) to keep the electrical, mechanical, plumbing, sprinkler and other systems serving the Building generally or the Common Areas in as good condition, order and repair as the same are at the commencement of the Term or thereafter may be put; and (iii) to keep the parking areas, driveways, walkways, and other improvements on the Property in reasonably good condition, reasonably free of accumulations of snow, and sanded as appropriate, and to keep all lawns and landscaped areas of the Property watered, fertilized and neatly trimmed. The cost of repairing damage by acts or negligence of Tenant or its agents, employees or invitees shall be charged to Tenant as Additional Rent hereunder and, without limiting the generality of the foregoing, Tenant shall be responsible for any loss, cost or damage resulting from activities on the roof of the Building conducted by Tenant, its agents, employees and contractors which cause damage to the roof.

12.

Compliance with Laws and Regulations

Tenant shall comply, at its own cost and expense, with: (i) all applicable laws, by-laws, ordinances, codes, rules, regulations, orders, and other lawful requirements of governmental bodies having jurisdiction, whether or not foreseeable, and whether or not they involve any changes in governmental policy, which are applicable to the Premises, the fixtures and equipment therein and thereon; (ii) all orders, rules and regulations of the National Board of Fire Underwriters, or any other body hereafter constituted exercising similar functions, which may be applicable to the Premises, the fixtures and equipment therein or thereon or the use thereof; and (iii) the requirements of all policies of public liability, fire and all other types of insurance at any time in force with respect to the Premises, the Building or the Property and the fixtures and equipment therein and thereon.

Without limiting the generality of the foregoing, Tenant shall continually during the Term of this Lease maintain the Premises in accordance with all laws, codes and ordinances from time to time in effect and all directions, rules and regulations of the proper officers of governmental agencies having jurisdiction, and the standards recommended by the Boston Board of Fire Underwriters, and shall, at Tenant’s expense, obtain all permits, licenses and the like required by applicable law.  To the extent that the Premises constitute a “Place of Public Accommodation” within the meaning of the Americans With Disabilities Act of 1990, Tenant shall be responsible for making the Premises comply with such act provided, however, that Landlord shall be responsible for making the Premises comply with such act to the extent the Premises failed to comply therewith on the Term Commencement Date.  Landlord is solely responsible for any exterior or structural modifications which are required by either law or insurer other than on those required solely on account of Tenant’s particular use of or activities within the Premises.

13.

Alterations by Tenant; Signage

Tenant shall make no alterations, additions or improvements in or to any portion of the Premises, the Building or the Property without Landlord’s prior written consent.  As to any alteration, addition or improvement made by Tenant, Tenant shall first furnish Landlord with suitable assurances that Tenant will complete the same at no expense to Landlord and without any mechanics’ or materialmen’s lien upon the Property. Landlord shall not unreasonably withhold, condition or delay its consent for interior, non-structural alterations, additions and improvements to the Premises that do not affect the electrical, mechanical or plumbing systems or equipment in the Building, and that are consistent with the use of the Premises as contemplated hereby; provided that any such consent may, at Landlord’s election, be conditioned upon Tenant being obligated to remove the same at the expiration or earlier termination of this Lease and to restore the Premises to its condition prior to such alterations, additions and improvements.

Subject to covenants applicable to the Property and the Town of Wilmington Sign Regulations/By-Laws and subject to Landlord’s prior written approval, Tenant shall be permitted to install its name on the exterior monument sign at the driveway entrance to the Building , as well as appropriate building standard signage approved by Landlord at the entry doors to the Premises and at one or more other locations reasonably approved by the Landlord. The Landlord shall have the right to review and approve all specifications and sign designs as to size, colors, materials, and method of affixation. Tenant shall maintain, repair and replace all such signage at its sole cost and expense, and at Landlord’s election, shall remove all such signage and fixtures and connections at the expiration or earlier termination of this Lease.

14.

Landlord’s Access

Tenant shall permit Landlord and any Mortgagees and their authorized representatives to enter the Premises (i) at all reasonable times during usual business hours for the purposes of inspecting the same, exercising such other rights as it or they may have hereunder or under any mortgages and exhibiting the same to other prospective tenants, purchasers or mortgagees upon at least twenty-four (24) hours’ prior written notice, and (ii) at any time and without notice in the event of emergency.

Landlord and any Mortgagee and their respective agents, employees and contractors shall conduct all of their activities on the Premises in a manner which does not unreasonably interfere with Tenant’s business or Tenant’s use of the Premises.

15.

Indemnities

Subject to applicable waivers of claims and rights of subrogation, Tenant shall protect, defend (with counsel approved by Landlord in its reasonable discretion), indemnify and save Landlord harmless from and against any and all claims and liabilities arising from: (i) the conduct or management by Tenant or by anyone claiming under Tenant of or from any work or thing whatsoever done in or about the Premises during the Term by Tenant or by anyone claiming under Tenant and from any condition existing, or any injury to or death of persons or damage to property occurring or resulting from an occurrence, during the Term in or about the Premises; and (ii) any breach or default on the part of Tenant in the performance of any covenant or agreement on the part of Tenant to be performed pursuant to the terms of this Lease or from any negligent act or omission on the part of Tenant or any of its agents, employees, subtenants, licensees, invitees or assignees. Tenant further agrees to indemnify Landlord from and against all costs, expenses (including reasonable attorneys’ fees) and other liabilities incurred in connection with any such indemnified claim or action or proceeding brought thereon, any and all of which, if reasonably suffered, paid or incurred by Landlord, Tenant shall pay promptly upon receipt of written demand to Landlord as Additional Rent. Tenant’s duty to indemnify Landlord under this Paragraph 15 shall survive the expiration and termination of this Lease with respect to any claims or liability occurring prior to such expiration or termination.

Notwithstanding the foregoing, nothing herein shall be deemed to require Tenant to indemnify, defend, protect or hold Landlord harmless from any liability, obligations, claims, damages, penalties, cause of action, cost or expense to the extent caused directly or indirectly by the gross negligence or willful misconduct of Landlord or Landlord’s agents, employees, contractors or invitees.

16.

Casualty Damage

Except as provided below, in the event of partial or total destruction of the Premises during the Term by fire or other casualty, Landlord shall, at its sole expense, as promptly as reasonably practicable after receipt of any insurance proceeds available as a result of such casualty, repair, reconstruct or replace the portions of the Premises destroyed to the same condition in which they existed prior to such destruction. During the period of such repair, reconstruction and replacement and until such time as Tenant’s business may be fully resumed on the Premises, there shall be an equitable abatement of Basic Rent and Additional Rent in proportion to the loss of usable floor area in the Premises.

(a)

Termination.  If the Building or the Premises is so extensively destroyed by fire or other casualty that the Premises cannot reasonably be expected to be susceptible of repair, reconstruction or replacement to its condition immediately prior to such casualty (excluding any additions, alterations, or improvements constructed by Tenant in the Premises) within a period of one hundred eighty (180) days from the date work were to commence thereon, then either party may terminate this Lease immediately upon notice thereof to the other and the obligation of Tenant, if any, to pay Basic Rent and Additional Rent to Landlord shall terminate as of the date of such notice. Landlord shall notify Tenant within thirty (30) days of such event of damage or destruction whether the Building or the Premises can be fully repaired or restored to its condition immediately prior to such casualty (excluding any additions, alterations, or improvements constructed by Tenant in the Premises) within the one hundred eighty (180) day period. If the Building or the Premises can be fully repaired or restored to its condition immediately prior to such casualty (excluding any additions, alterations, or improvements constructed by Tenant in the Premises) within the one hundred eighty (180) day period, this Lease shall remain in full force and effect, except that Basic Rent and Additional Rent shall abate as described above, and Landlord shall, and subject to the rights of any Mortgages, diligently repair and restore the damage as soon as possible. In the event of any notice of termination pursuant to this Paragraph 16, this Lease shall terminate as of, and Basic Rent and Additional Rent shall be appropriately apportioned through and abated from and after, the date of such notice of termination. Notwithstanding any of the foregoing to the contrary, if the Building or the Premises are materially damaged (such that the Premises cannot reasonably be expected to be so repaired within a period of ninety (90) days from the date work were to commence thereon), and on the date of such damage Tenant shall not have already exercised its option to extend the Term of this Lease for the Extended Term, then either party may terminate this Lease as provided in the first sentence above.

(b)

Damage or Destruction at End of Term.  If the Building or the Premises is damaged or destroyed during the last six (6) months of the Term of the Lease, and the Building or the Premises cannot be fully repaired or restored by Landlord within thirty (30) days after the date of the damage or destruction, either Landlord or Tenant may terminate this Lease upon notice to the other, unless Tenant, within 30 days of the date of the fire or other casualty.

(c)

Notwithstanding anything to the contrary, Landlord shall not exercise its option to terminate the Lease pursuant to this Section 16 unless Landlord also terminates the leases of the leases of other tenants in the Building whose premises were damaged or affected to a similar or greater degree due to the same occurrence of damage or destruction.

17.

Condemnation

If more than ten percent (10%) of the usable floor area of the Premises, or more than twenty-five percent (25%) of the parking spaces then available for use by Tenant shall be taken by eminent domain or appropriated by public authority (and if Landlord is unable or unwilling to provide a reasonably equivalent area or number of parking spaces within a reasonable proximity), Landlord or Tenant may terminate this Lease by giving written notice to the other within thirty (30) days after such taking or appropriation unless in the case of a taking of parking spaces, Landlord within thirty (30) days after any such notice of termination from Tenant gives written notice to Tenant of Landlord’s assumption of the obligation to replace the parking area so taken with comparable replacements elsewhere on the Property. In the event of such a termination, this Lease shall terminate as of the date of Tenant must surrender possession or, if later, the date Tenant actually surrenders possession, and the Basic Rent and Additional Rent reserved shall be apportioned and paid to and as of such date.

If part of the Premises is taken or appropriated by public authority as aforesaid and this Lease is not terminated as set forth above, Landlord shall, subject to the rights of any Mortgagees, apply any such damages and compensation awarded (net of the costs and expenses, including reasonable attorneys’ fees, incurred by Landlord in obtaining the same) to secure and close so much of the Premises or other improvements constituting part of the Premises as remain and shall promptly restore the Building and the Premises to the same condition as they existed immediately prior to such taking or appropriation; and in such event this Lease shall continue in full force and effect, except that there shall be an equitable abatement of Basic Rent and Additional Rent in proportion to the loss of usable floor area in the Premises after giving effect to such restoration, from and after the date Tenant must surrender possession or, if later, the date Tenant actually surrenders possession.

Landlord hereby reserves, and Tenant hereby assigns to Landlord, any and all interest in and the claims to the entirety of any damages or other compensation by way of damages which may be awarded in connection with any such taking or appropriation, except so much of such damages or award as is specifically and separately awarded to Tenant and expressly attributable to trade fixtures or moving expenses of Tenant.

Notwithstanding anything to the contrary, Landlord shall not exercise its option to terminate the Lease pursuant to this Section 17 unless Landlord also terminates the leases of other tenants in the Building whose premises were damaged or affected to a similar or greater degree due to the same occurrence of condemnation.

18.

Landlord’s Covenant of Quiet Enjoyment

Landlord covenants that Tenant, upon paying the Basic Rent and Additional Rent provided for hereunder and performing and observing all of the other covenants and provisions hereof, may peaceably and quietly hold and enjoy the Premises for the Term as aforesaid, without hindrance or ejection by any persons lawfully claiming under Landlord to have title to the Premises superior to Tenant subject, however, to all of the terms and provisions of this Lease and to all matters of record; the foregoing covenant of quite enjoyment is in lieu of any other covenant of quiet enjoyment, express or implied.

19.

Tenant’s Obligation to Quit; Holdover

Tenant shall, upon the expiration of the Term or earlier termination of this Lease, leave and peaceably and quietly surrender and deliver to Landlord the Premises and any replacements or renewals thereof in at least as good condition as the Premises were in on the Term Commencement Date, and otherwise in the order, condition and repair required by Paragraph 11 hereof and the other provisions of this Lease, except, however, that Tenant shall first remove any trade fixtures and equipment and any alterations, additions and improvements which Landlord has required be removed pursuant to the terms of Paragraph 13 hereof (including any alterations, additions and improvements, for which Landlord’s consent was not required under Paragraph 13), restoring the Premises in each case to its condition prior to the installation of such fixtures or the undertaking of such alterations, additions or improvements, as the case may be, reasonable wear and tear and damage by casualty or taking excepted.

If Tenant fails to quit the Premises at the expiration of the Term or earlier termination of this Lease, Tenant shall be a tenant-at-sufferance and shall pay to Landlord with respect to any holdover period all Additional Rent and a sum equal to one and a half times the Basic Rent in effect on the last day of the Term (or the day preceding such earlier termination) (“Holdover Rent”).

The provisions of this Paragraph 19 shall expressly survive the expiration or earlier termination of this Lease.

20.

Transfers of Tenant’s Interest

(a)

Except as hereinafter set forth, Tenant covenants and agrees that whether voluntarily, involuntarily, by operation of law or otherwise neither this Lease nor the term and estate hereby granted, nor any interest herein or therein, will be assigned, mortgaged, pledged, encumbered or otherwise transferred, except as provided by Section 20(b) herein below, and that neither the Premises nor any part thereof will be encumbered in any manner by reason of any act or omission on the part of Tenant, or used or occupied or permitted to be used or occupied, by anyone other than Tenant, or for any use or purpose other than a Permitted Use, or be sublet (which term, without limitation, shall include granting of concessions, licenses and the like) in whole or in part, or be offered or advertised for assignment or subletting without Landlord’s prior written consent, which consent shall not be unreasonably withheld.  Without limiting the foregoing, any agreement pursuant to which:  (x) Tenant is relieved from the obligation to pay, or a third party agrees to pay on Tenant’s behalf, all or any portion of Basic Rent, Additional Rent or other charges due under this Lease; and/or (y) a third party undertakes or is granted the right to assign or attempt to assign this Lease or sublet or attempt sublet all or any portion of the Premises, shall for all purposes hereof be deemed to be an assignment of this Lease and subject to the provisions of this Paragraph 20.  Unless Tenant is a corporation the stock in which is publicly traded on one or more exchanges regulated by the Securities and Exchange Commission (which for this purpose, shall include stocks traded on the OTCBB and OTC markets), the provisions of this paragraph (a) shall apply to a transfer (by one or more transfers) of a majority of the stock or partnership interests or other evidences of ownership of Tenant as if such transfer were an assignment of this Lease.

Notwithstanding any other provision of Section 20 to the contrary, if and at each such time as Tenant shall intend to enter into any sublease pursuant to this Section 20(a), which sublease either (i) covers all or substantially all of the Premises, or (ii) has a term including options to extend or renew) covering all or substantially all of the remainder of the Term of this Lease (excluding any extension options with respect to which Tenant shall not then have exercised its options), then Tenant shall give Landlord notice of such intent and the terms of such sublease not earlier than sixty (60), and not later than thirty (30), days prior to the effective date of such proposed sublease, and Landlord may (in its sole discretion) elect to terminate this Lease (if less than all or substantially all of the Premises are covered by such sublease, then such termination shall affect only that portion of the Premises proposed to be covered by such sublease) by giving notice to Tenant of such election not later than fifteen (15) days after receipt of Tenant’s notice and, upon the giving of such notice by Landlord, this Lease shall terminate with respect to such portion as of the date on which such sublease would have become effective (or, if later, on the date on which Landlord’s replacement tenant for the area affected becomes effective) with the same force and effect as if such date were the date originally set forth herein as the expiration hereof.  If

Landlord shall elect to terminate this Lease with respect to any portion of the Premises as hereinabove provided, then (A) from and after the effective date of such termination, the definitions of Basic Rent, Additional Rent, and Premises shall be adjusted to reflect that portion of the Premises that remains subject to this Lease after such termination, and (B) Tenant shall pay to Landlord, as an additional charge, any costs incurred by Landlord in connection with physically separating such terminated portion from the remainder of the Premises and complying with any laws, regulations and requirements of governmental authorities regarding the creation of multi-tenant floors.

Tenant shall reimburse Landlord as Additional Rent, upon receipt of demand, for any reasonable costs that may be incurred by Landlord in connection with any proposed assignment or sublease and any request for consent thereto pursuant to this subparagraph (a), including without limitation the costs of making investigations as to the acceptability of any proposed assignee or subtenant and attorneys’ fees.  No subleasing, assignment or other transfer of this Lease or the Premises shall affect Tenant’s ongoing and primary liability for performance of all obligations (including without limitation payments) to be performed by Tenant under this Lease, and Tenant shall in all cases remain liable for the same (whether accruing or arising prior to or after such transfer).

(b)

The provisions of paragraph (a) shall not apply to an assignment of this Lease or sublease of the whole or any portion of the Premises to any affiliate or subsidiary of Tenant, or to an entity owning Tenant as a subsidiary, or to any entity resulting from a consolidation or merger of Tenant with any other entity, or an entity acquiring a majority of Tenant’s issued and outstanding capital stock or a substantial portion of Tenant’s physical assets, provided that in any such event, the assignee or sublessee has a financial condition reasonably acceptable to Landlord and:

(i)

Tenant gives Landlord advance written notice describing the transaction and confirms by written instrument in form reasonably satisfactory to Landlord that, notwithstanding the transaction, Tenant remains bound by all of the obligations of Tenant hereunder; and

(ii)

the assignee agrees directly with Landlord, by written instrument in form reasonably satisfactory to Landlord, to be bound by all the obligations of Tenant hereunder including, without limitation, any obligation of assignee to obtain from Landlord consent to any further assignment and subletting pursuant to this Section.

(c)

In the event that Tenant shall enter into one or more subleases pursuant to paragraph (a) above, if the rent and other sums (including without limitation the fair value of any services provided by such subtenant for Tenant) on account of any such sublease exceed the Basic Rent and Additional Rent allocable to that portion of the Premises subject to such sublease, plus actual out-of-pocket third party expenses reasonably incurred in connection with such sublease (such expenses to be pro-rated evenly over the term of such sublease), including without limitation reasonable brokerage commissions actually paid to a licensed broker, Tenant shall pay to Landlord, as an additional charge, 50% of such excess, such amount to be paid monthly with payments by Tenant of Basic Rent hereunder.

21.

Transfers of Landlord’s Interest

Landlord shall have the right from time to time to sell or mortgage its interest in the Property, the Building and the Premises, to assign its interest in this Lease, or to assign from time to time the Basic Rent, Additional Rent or other sums and charges at any time paid or payable hereunder by Tenant to Landlord, to any Mortgagees or other transferees designated by Landlord. In any such case Tenant shall pay the Basic Rent, Additional Rent and such other sums and charges so assigned, subject to the terms of the Lease, upon receipt from Landlord of written notice, to such Mortgagees and other transferees at the addresses mentioned in and in accordance with terms of such instruments of designation.

22.

Mortgagees’ Rights

This Lease is and shall be subject and subordinate to any mortgage (and to any amendments, extensions, increases, refinancing or restructuring thereof) of the Property, the Building or the Premises, whether such mortgage is filed prior or subsequent to the execution, delivery or the recording of this Lease or any notice hereof (the holder from time to time of any such mortgage is hereinafter called the “Mortgagee”). The foregoing subordination shall be self-operative and automatically effective as to any existing mortgage or mortgage filed subsequent to the execution and delivery hereof; provided, that (i) if Tenant so requests, Landlord shall use commercially reasonable efforts (which shall not include the obligation to pay any fee or charge or to agree to any less favorable terms or conditions in the secured indebtedness) to obtain for the benefit of Tenant an agreement from any future or existing Mortgagee on its standard form then in use that, for so long as there exists no default beyond applicable grace periods under this Lease by Tenant, and subject to such Mortgagee’s customary exceptions and qualifications, the Mortgagee will not, in foreclosing against or taking possession of the Premises or otherwise exercising its rights under such mortgage, terminate this Lease or disturb Tenant’s possession of the Premises hereunder, or words of similar import and (ii) such subordination shall not otherwise unreasonably restrict or limit the rights or increase the obligations of Tenant under this Lease. Tenant hereby agrees to execute, acknowledge and deliver in recordable form such instruments confirming and evidencing the foregoing subordination as Landlord or any such Mortgagee may from time to time reasonably require.

Provided that Tenant has been provided with written notice of such mortgage and appropriate addresses to which notice should be sent, no notice from Tenant of any default by Landlord in its obligations shall be valid, and Tenant shall not attempt to terminate this Lease, withhold Basic Rent or Additional Rent or exercise any other remedy which may arise by reason of any such default, unless Tenant first gives such notice to such Mortgagee and provides such Mortgagee with reasonable time after such notice to cure such default. Tenant shall and does hereby agree, upon default by Landlord under any mortgage, to attorn to and recognize the Mortgagee or anyone else claiming under such mortgage, including a purchaser at a foreclosure sale, upon receipt of written request from a successor to the interest of Landlord under this Lease, to execute, acknowledge and deliver in recordable form such evidence of this attornment, and to make payments of Basic Rent and Additional Rent hereunder directly to the Mortgagee or any such successor, as the case may be, provided that this Lease shall continue in full force and effect as a direct lease between such Mortgagee or successor and Tenant. Tenant may comply with the instructions given it by such Mortgagee or successor without the need to verify Landlord’s default under the subject mortgage.  Any Mortgagee may, at any time, by giving written notice to, and without any further consent from, Tenant, subordinate its mortgage to this Lease, and thereupon the interest of Tenant under this Lease shall automatically be deemed to be prior to the lien of such mortgage without regard to the relative dates of execution. delivery or recording thereof or otherwise.

23.

Tenant’s Default; Landlord’s Remedies

If Tenant shall: (i) default in the payment when due of any Basic Rent, Additional Rent, or any other charges hereunder, and such default shall continue for five (5) days after written notice from Landlord of such default; or (ii) if Tenant shall default in the performance or observance of any of the other covenants contained in this Lease on Tenant’s part to be performed or observed and shall fail, within thirty (30) days after written notice from Landlord of such default, to cure such default, or if such cure cannot reasonably be completed within thirty (30) days, if Tenant fails promptly to commence such cure, and thereafter diligently complete it (and in any event within sixty (60) days following the end of said thirty (30) day period); or (iii) if the estate hereby created shall be taken on execution, or by other process of law or if Tenant shall be found, under Title 11 of the United States Code as from time to time in effect, or under any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, to be bankrupt or insolvent, or an order by a court of competent jurisdiction shall be entered approving its liquidation or reorganization or any modification or alteration of the rights of its creditors (which order is not discharged within 60 days after such entry) or assuming custody of, or appointing a receiver or other custodian for, all or a substantial part of its property (in every such case, a “Default of Tenant”); then, and in any of said cases, Landlord may, to the extent permitted by law, immediately or at any time thereafter and without demand or notice, terminate this Lease and enter into and upon the Premises, or any part thereof in the name of the whole, and repossess the same as of Landlord’s former estate, and, by any lawful means, expel Tenant and those claiming through or under Tenant and remove its effects without being deemed guilty of any manner of trespass, and without prejudice to any remedies which might otherwise be used for arrears of rent or preceding breach of covenant.

No termination or repossession provided for in this Paragraph 23 shall relieve Tenant or any guarantor of the obligations of Tenant under this Lease of or from its liabilities and obligations under this Lease, all of which shall survive any such termination or repossession. In the event of any such termination or repossession, Tenant shall pay to Landlord either: (i) in advance on the first day of each month, for what would have been the entire balance of the Term one-twelfth (1/12) (and a pro rata portion thereof for any fraction of a month) of the annual Basic Rent, Additional Rent and all other amounts for which Tenant is obligated hereunder, less, in each case, the actual net receipts by Landlord by reason of any reletting of the Premises after deducting Landlord’s expenses in connection with such reletting, including, without limitation, removal, storage and repair and renovation costs and reasonable brokers’ and attorneys’ fees; or (ii) at the option of Landlord exercisable by Landlord’s giving notice to Tenant within thirty (30) days after any such termination, an amount equal to the amount by which the payments of Basic Rent and Additional Rent reasonably estimated to be payable for the balance of the Term after the date of the exercise of said option would exceed the payments reasonably estimated to be the fair rental value of the Premises over such period, determined as of such date.  Landlord will use reasonable efforts to mitigate its damages.

Without thereby affecting any other right or remedy of Landlord hereunder, Landlord may, at its option, cure for Tenant’s account any default by Tenant hereunder which remains uncured after said thirty (30) days’ notice of default from Landlord to Tenant, and the cost to Landlord of such cure shall be deemed to be Additional Rent and shall be paid to Landlord by Tenant with the installment of Basic Rent next accruing, together with interest thereon, from the date so expended until the date repaid, at the annual rate of ten percent (10%). Without thereby affecting any other right or remedy of Landlord hereunder, Landlord may, at its option, charge Tenant a late charge in the amount of five percent (5%) of the amount overdue in connection with any Basic Rent or Additional Rent not paid within five (5) days of the date when due.

24.

Remedies Cumulative; Waivers

Except as stated otherwise herein, the specific remedies to which either party may resort under the terms of this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress to which that party may be lawfully entitled under any provision of this Lease or otherwise. The failure of Landlord or Tenant to insist in any one or more instances upon the strict performance of any of the covenants of this Lease shall not be construed as a waiver or relinquishment for the future of such covenant. A receipt by Landlord, or payment by Tenant, of Basic Rent or Additional Rent with knowledge of the breach of any covenant hereof shall not be deemed a waiver of such breach, and no waiver, change, modification or discharge by Landlord or Tenant of any provision in this Lease shall be deemed to have been made or shall be effective unless expressed in writing and signed by an authorized representative of Landlord or of Tenant, as the case may be. In addition to the other remedies in this Lease provided, Landlord or Tenant, as the case may be, shall be entitled to the restraint by injunction of the covenants, conditions or provisions of this Lease, or to a decree compelling performance of or compliance with any of such covenants, conditions or provisions.

25.

Broker

Tenant warrants and represents that it has not dealt with any real estate broker other than Cushman & Wakefield of Massachusetts, Inc. (the “Landlord’s Broker”) and CresaPartners Boston ( the “Tenant’s Broker”) in connection with the Premises or this Lease. Tenant shall indemnify and hold Landlord harmless from and against any liability for commissions due any real estate broker or finder other than the Brokers with whom Tenant is claimed to have dealt in connection with this Lease.

26.

Notices

Any notices or other communications hereunder shall be in writing and delivered by hand or mailed, postage prepaid, by registered or certified mail, return receipt requested, or delivered by generally-recognized overnight delivery service, if to Landlord at the address first set forth above, with a copy to Stephen T. Langer, Esq., Langer & McLaughlin, LLP, 855 Boylston Street, Boston, MA 02116, and if to Tenant at the address first set forth above, and if to any Mortgagee at such address as it may specify by such written notice to Landlord and Tenant, or at such other address as any of them may from time to time specify by like notice to the others. Any such notice shall be deemed given when personally delivered or, if mailed, three business days after having been mailed as herein provided, unless mailed by generally-accepted overnight delivery service, in which case notice shall be deemed given one business day after having been so mailed.

27.

Estoppel Certificate

Each party shall, from time to time, within twenty (20) days after receipt of written request from the other party or any Mortgagee, execute, acknowledge and deliver, without charge, to the other party, the Mortgagee or any other person designated, a statement in writing certifying: (i) that this Lease is unmodified and in full force and effect (or if there have been modifications, identifying the same by the date thereof and specifying the nature thereof); (ii) that, to the knowledge of the certifying party, there exist no defaults (or if there be any defaults, specifying the same); (iii) the amount of the Basic Rent, the dates to which the Basic Rent, Additional Rent and other sums and charges payable hereunder have been paid; (iv) that, to the knowledge of the certifying party, there exist no claims against the other party hereunder except for the continuing obligations under this Lease (or if the certifying party has any such claims, specifying the same); and (v) such other matters as the requesting party or the Mortgagee may reasonably request.

28.

Bind and Inure; Limited Liability of Landlord

All of the covenants, agreements, stipulations, provisions, conditions and obligations herein expressed and set forth shall be considered as running with the land and shall extend to, bind and inure to the benefit of Landlord and Tenant, which terms as used in this Lease shall include their respective successors and assigns where the context hereof so admits.

Neither Landlord nor any principal of Landlord shall have any individual or personal liability for the fulfillment of the covenants, agreements and obligations of Landlord hereunder, Tenant’s recourse and Landlord’s liability hereunder for any monetary judgment shall be limited to the Landlord’s interest in the Property and the Building and the rents accruing therefrom. The term “Landlord” as used in this Lease shall refer to the owner or owners from time to time of the Property or the Building, it being understood that no such owner shall have any liability hereunder for matters arising from and after the date such owner ceases to have any interest in the Property or the Building, provided that the successor to such owner expressly assumes in writing the covenants, agreements and obligations of Landlord hereunder. Landlord shall never be liable for any consequential, indirect or punitive damages under any circumstances.  Landlord shall in no event be in default in the performance of any of Landlord’s obligations hereunder unless and until Landlord shall have failed to perform such obligations within thirty (30) days, or if such failure is of such a nature that Landlord cannot reasonably remedy the same within such thirty (30) day period, Landlord shall fail to commence promptly (and in any event within such thirty (30) day period) to remedy the same and to prosecute such remedy to completion with diligence and continuity. To the extent permitted by law, Tenant expressly waives the benefits of any statute or other law now or hereafter in effect which would otherwise afford Tenant the right to make repairs at Landlord’s expense or to terminate this Lease because of Landlord’s failure to keep the Property in good order, condition and repair.

29.

Captions

The captions for the numbered paragraphs of this Lease are provided for reference only and they do not constitute a part of this agreement or any indication of the intentions of the parties hereto.

30.

Integration

All prior written and oral agreements between the parties and all prior representations made by either party to the other with respect to the subject matter hereof have been incorporated in this instrument or otherwise satisfied prior to the execution hereof.

31.

Severability; Choice of Law

If any provision of this Lease shall be declared to be void or unenforceable either by law or by a court of competent jurisdiction, the validity or enforceability of remaining provisions shall not thereby be affected. This Lease is made under, and shall be construed in accordance with, the laws of The Commonwealth of Massachusetts.

32.

Enforcement of Rights

All reasonable costs or expenses, including reasonable attorneys’ fees, incurred by Landlord in connection with amendments to, consents under and subleases and assignments of this Lease (other than assignments or subleases described in Paragraph 20(b) above) shall be paid by Tenant to Landlord upon receipt of written demand. All reasonable costs or expenses, including reasonable attorney’s fees, incurred by Tenant in connection with amendment to and consents under this Lease requested by Landlord shall be paid by Landlord to Tenant upon receipt of written demand.  All reasonable costs or expenses, including reasonable attorneys’ fees, incurred by a party in enforcing its rights or remedies hereunder, whether during or after the expiration or termination of the term, shall be paid by the party prevailing in such enforcement of rights and remedies.  Moreover, if either party hereto is, without fault on its own part, made a party to any action instituted by or against the other party to this Lease due to such other party’s fault, such other party shall indemnify the party innocently involved and save it harmless against and from all such cost and expense incurred therein including, without limitation, reasonable attorneys’ fees. Time shall be of the essence of this Lease.

33.

Covenants Regarding Hazardous Materials

Tenant shall not cause or allow any of its employees, agents, customers, visitors, invitees, licensees, contractors, assignees or subtenants (collectively “Tenant’s Parties”) to cause any Hazardous

Materials to be brought on to, used, generated, stored or disposed of, on or about the Property. Notwithstanding the foregoing, Tenant may store and use (but not manufacture or dispose of) in the Premises such materials as are customarily used in Tenant’s business activities to the extent necessary, provided that no such materials shall exceed the quantity or concentration permitted from time to time by applicable Hazardous Materials Laws (as defined below). Tenant and all Tenant Parties shall strictly comply with the requirements of all federal, state or local laws, rules and regulations relating to Hazardous Materials, including, without limitation, the Resources Conservation and Recovery Act of 1976 (“RCRA”), 42 U.S.C. Section 6901 et seq.; the Comprehensive Environmental Response, Liability and Recovery Act, (“CERCLA”), 42 U.S.C. Section 9601 et seq., 42 U.S.C. Section 2601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1802 et seq.; and Massachusetts General Laws, Chapters 21C and 21E, and all rules, procedures and regulations promulgated under any of the foregoing, as such laws, rules and regulations may be amended from time to time (collectively “Hazardous Materials Laws”). Without limitation, Tenant shall maintain all required Material Safety Data Sheets, and such other filings and records as shall be required by Hazardous Materials Laws or by Tenant’s or Landlord’s insurer(s) or other regulatory bodies. Tenant will provide complete and accurate information to Landlord regarding such materials upon request (provided that the Landlord’s right to request such information shall in no way impose any liability or obligation on Landlord in respect thereof). All such materials shall be procured, stored, handled, used and disposed of by qualified (and, where required, licensed) personnel in the manner from time to time provided by law. Without limiting any of the foregoing, Tenant shall indemnify, defend by counsel reasonably acceptable to Landlord, protect and hold Landlord harmless from and against all liabilities, losses, costs and expenses, demands, causes of action, claims, or judgments (including without limitation diminution in value and costs of inspecting and detecting such Materials, engineering costs, filing fees, legal costs, and all costs and expenses of or related to testing, remediation and removal) suffered by Landlord and directly or indirectly arising out of (i) the violation of the foregoing covenants and conditions, or (ii) the use, generation, storage or disposal of Hazardous Materials by Tenant or any of Tenant’s Parties on the Property (whether or not in violation of applicable Hazardous Materials Laws). For the purposes hereof, “Hazardous Materials” shall include, without limitation, any oil or petroleum-based substances, or other materials or substances, that may pose a threat to the quality of the environment or to human health or safety, or that are so designated by Hazardous Materials Laws. Tenant shall promptly reimburse Landlord for any increase in the premiums for Landlord’s liability or property insurance that is allocable to Tenant’s activities in the Premises involving Hazardous Materials.  Tenant’s obligations pursuant to the foregoing indemnity shall survive the termination of this Lease.

34.

Recording

Tenant agrees not to record this Lease or any notice or memorandum thereof.

35.

Security Deposit

On or before the Early Access Date, Tenant will deposit with Lessor a security deposit (the “Security Deposit”) in the amount of Ninety-Two Thousand Dollars ($92,000.00) to be held by Landlord for the duration of the Lease as security for the full performance by Tenant of all of the obligations on the part of Tenant hereunder.  The Security Deposit shall, at the option of Tenant, be in the form of an irrevocable demand letter of credit (the “Letter of Credit”), in form and substance reasonably acceptable to Landlord, issued by an FDIC-insured commercial banking institution reasonably acceptable to Landlord.

If the Security Deposit, or any portion thereof, is in the form of cash, Landlord shall hold the same without liability for interest and without any obligation to segregate such cash from Landlord’s other funds.  Tenant shall not mortgage, pledge, grant a security interest in, or otherwise encumber the

Security Deposit.  Landlord shall have the right from time to time, without prejudice to any other remedy Landlord may have on account thereof, to apply such Security Deposit, or any part thereof, to Landlord’s damages arising from any Default of Tenant.  Upon such application, Tenant shall promptly restore the Security Deposit to its original amount.  Upon the full performance by Tenant of its obligations hereunder, the Security Deposit, or such amount that shall be remaining after application of the same hereunder, shall be returned to Tenant within thirty (30) days after the expiration or earlier termination of this Lease and surrender of possession of the Premises by Tenant to Landlord at such time.

If the Security Deposit is in the form of a Letter of Credit, such Letter of Credit shall, throughout the Term, be in full force and in compliance with the terms of this Lease.  Tenant shall not mortgage, pledge, grant a security interest in, or otherwise encumber the Letter of Credit or the proceeds of the same. Landlord shall have the right from time to time, without prejudice to any other remedy Landlord may have on account thereof, to draw on the Letter of Credit and apply the proceeds, or any part thereof, to Landlord’s damages arising from any Default of Tenant (beyond applicable notice and cure periods) on the part of Tenant.  Upon such application, Tenant shall promptly restore the Security Deposit to its original amount either by delivering cash or a new Letter of Credit complying with the provisions hereof to Landlord.  In the event such Letter of Credit will expire by its terms prior to the end of the Term and Tenant fails to provide a substitute Letter of Credit at least thirty (30) days prior to such expiration, then Landlord may draw on the Letter of Credit and hold the proceeds.  Any portion of the proceeds of the Letter of Credit not applied to cure a Default of Tenant hereunder shall be held by Landlord as a cash Security Deposit pursuant to the provision set forth above unless Landlord shall require a new Letter of Credit complying with the provisions hereof, in which event the unapplied cash proceeds shall be promptly returned to Tenant for such purpose.  Upon the full performance by Tenant of its obligations hereunder, the Letter of Credit (or the remaining proceeds thereof if previously drawn and not applied to cure a Default of Tenant hereunder), shall be surrendered to Tenant within thirty (30) days after the expiration or earlier termination of this Lease and surrender of possession of the Premises by Tenant to Landlord at such time.

36.

Option to Extend

(a)

Provided that, at the time of such exercise, (i) there exists no Default of Tenant beyond applicable cure periods; (ii) this Lease is still in full force and effect and Tenant actually occupies the entire Premises; and (iii) Tenant shall not have assigned this Lease or sublet any or all of the Premises, and (iv) Tenant shall not have exercised its option to terminate this Lease, Tenant shall have the right to extend the Term of this Lease as to the Premises originally leased hereunder for one extended term (the “Extended Term”) of five (5) years.  The Extended Term shall commence on the day immediately following the expiration date of the Initial Term, and shall end on the day immediately preceding the fifth anniversary of the first day of the Extended Term.  Tenant shall exercise such option by giving Landlord written notice of its desire to do so, not later than six (6) months prior to the expiration of the Initial Term, it being agreed that time shall be of the essence with respect to the giving of such notice.  The giving of such notice shall automatically extend the Term of this Lease for the Extended Term of this Lease for the Extended Term, and no instrument of renewal need be executed.  In the event that Tenant fails to give such notice to Landlord within such time, the Term of this Lease shall automatically terminate at the end of the Initial Term, and Tenant shall have no further right or option to extend the Term of this Lease, time being of the essence.  The Extended Term shall be on all the terms and conditions of this Lease, except that:  (i) Landlord shall have no obligation to perform or pay for any construction or improvements to the Premises, with respect to the Extended Term unless otherwise expressly agreed at the time; and (ii) the Basic Rent for the Extended Term shall be determined in accordance with Paragraph 36(b).

(b)

The Basic Rent for the Extended Term shall be at a rental rate equal to the Fair Market Rental Value (in the North Suburban Boston area) of the Premises as of the commencement of the

Extended Term, determined without regard to Tenant’s right to extend, as agreed by the parties, it being understood that during the Extended Term, Additional Rent shall continue to be calculated in accordance with Paragraph 7 of this Lease.

(c)

(i) The term “Fair Market Rental Value” shall mean the annual fixed rent that a willing tenant would pay and a willing landlord would accept, each acting in its own best interest and without duress, in an arms-length lease of the premises in question as of the date (the “Determination Date”) on which the same is to become effective.  If Landlord and Tenant shall fail to agree upon the Fair Market Rental Value within sixty (60) days before the Determination Date, then Landlord and Tenant each shall give notice (the “Determination Notice”) to the other setting forth their respective determinations of the Fair Market Rental Value, and, subject to the provisions of paragraph (ii) below, either party may apply to the American Arbitration Association or any successor thereto for the designation of an arbitrator satisfactory to both parties to render a final determination of the Fair Market Rental Value.  The arbitrator shall be a real estate appraiser or consultant who shall have at lease ten (10) years’ continuous experience as a commercial real estate broker or appraiser, and having significant experience with property similar to the Building in the greater Boston area.  The arbitrator shall conduct such hearings and investigations as the arbitrator shall deem appropriate and shall, within thirty (30) days  after having been appointed, choose one of the determinations set forth in either Landlord’s or Tenant’s Determination Notice, and that choice by the arbitrator shall be binding upon Landlord and Tenant.  Each party shall pay its own counsel fees and expenses, if any, in connection with any arbitration under this paragraph (c), and the parties shall share equally all other expenses and fees of any such arbitration.  The determination rendered in accordance with the provisions of this paragraph (ii) shall be final and binding in fixing the Fair Market Rental Value.  The arbitrator shall not have the power to add to, modify, or change any of the provisions of this Lease.

(ii)

In the event that the lower of the two determination of the Fair Market Rental Value is greater than ninety-five percent (95%) of the higher determination, then the Fair Market Rental Value shall not be determined by arbitration, but shall instead be set by taking the average of the determinations set forth in Landlord’s and Tenant’s Determination Notices. Only if the lower determination is ninety-five percent (95%) or less of the higher determination shall the actual determination of Fair Market Rental Value be made by an arbitrator as set forth in paragraph (i) above.

(iii)

If for any reason the Fair Market Rental Value shall not have been determined prior to the Determination Date, then, until the Fair Market Rental Value and, accordingly, the Basic Rent shall have been finally determined, Tenant shall pay Basic Rent, shall have been finally determined, Tenant shall pay Basic Rent at the rate quoted by Landlord in Landlord’s Determination Notice, but subject to the limitations of Paragraph 36(b) hereof.  Upon final determination of the Fair Market Rental Value, an appropriate adjustment to the Basic Rent theretofore paid by Tenant from and after the Determination Date shall be made reflecting such final determination, and Landlord or Tenant, as the case may be, shall promptly credit or pay, respective, to the other any overpayment of deficiency, as the case may be, in the payment of Basic Rent from the Determination Date to the date of such final determination.

37.

OFAC Compliance

 Tenant represents, warrants and covenants to Landlord that (i) neither Tenant nor any of its partners, members, principal stockholders or any other constituent entity either in control of the operation or management of Tenant or having a controlling financial interest in Tenant has been or will be designated or named as a terrorist, a “Specially Designated and Blocked Person,” or other banned or blocked person, entity, nation or transaction pursuant to any law, order, rule or regulation that is enforced or administered by the Office of Foreign Assets Control or on the most current list published by the U.S.

Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/t11 or at any replacement website or other replacement official publication of such list (such list, or any such replacement official publication of such list, the “OFAC List”), or by any Executive Order or the United States Treasury Department; and (ii) Tenant has not engaged, and will not engage, in this transaction, directly or indirectly, on behalf of, or instigating or facilitating, and will not instigate or facilitate, this transaction, directly or indirectly, on behalf of, any such person, group, entity or nation. A breach of any Tenant representation, warranty and covenant contained in this Section shall be an immediate and material Default of Tenant under this Lease without notice or cure rights.  Tenant hereby agrees to defend, indemnify and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities and expenses (including reasonable attorneys’ fees and costs) arising from or related to Tenant’s breach of any of the foregoing representations, warranties and/or covenants.

38.

Force Majeure

The time for performance of any act required to be done by either party (specifically excluding the payment of Basic Rent or Additional Rent by Tenant) shall be extended by a period equal to an delay caused by or resulting from an act of God, war, civil commotion, fire, casualty, labor difficulties, shortages of labor or materials or equipment, governmental regulation, act or default of the other party, or other causes beyond such party’s reasonable control (which shall not, however, include the availability of funds). The party so affected by any such delay shall promptly notify the other party, and shall diligently and continuously use reasonable efforts to minimize the effect of such delay.

39.

Early Termination

Provided that, at the time of such exercise, (i) there exists no default or breach on the part of Tenant hereunder, and (ii) Tenant shall not have assigned this Lease or sublet all or any portion of the Premises, and Tenant then actually occupies the entire Premises, (iii) Tenant shall not have exercised its option to extend the Term of this Lease under Section 36 above, and (iv) this Lease is still in full force and effect, Tenant shall have the right to terminate this Lease, effective at 11:59 PM, Boston time, on the day immediately preceding the fifth anniversary of the Term Commencement Date (or, if the Term Commencement Date was not the first day of a calendar month, then the last day of the calendar month in which such fifth anniversary occurs) (the “Early Termination Date”). Tenant shall exercise such option by giving Landlord notice of its desire to do so (the “Early Termination Notice”) on or before the day that is one hundred eighty (180) days prior to the Early Termination Date, which Notice shall be accompanied by a payment equal to the sum of (i) six (6) months’ Basic Rent, computed at the rate that would be in effect for the six months following the Early Termination Date, plus (ii) the then unamortized portion (amortized on a straight-line basis over a seven-year term with interest at 8% per annum) of all of Landlord’s costs and expenses (excluding the cost of roof replacement and new HVAC rooftop units as described in items 1 and 2 on Exhibit B) incurred connection with this Lease and the Premises,    including without limitation all brokerage fees and expenses, and all costs of preparing the Premises and the Building for Tenant’s occupancy. If Tenant duly gives an Early Termination Notice and makes the payment described above, then on the Early Termination Date this Lease and the Term hereof shall come to an end with the same force and effect as if the Early Termination Date were the date originally set forth herein as the expiration date. If Tenant shall fail to duly give an Early Termination Notice (or shall fail to pay any or all of the required payment with the giving of such a notice) on or before the day specified above (time being of the essence), then Tenant shall have no further rights to terminate this Lease.

40.

Termination of Existing Lease

The lease dated December 11, 2008 between Landlord and Tenant with respect to approximately 23,000 square feet of space at 600 Research Drive (the “Prior Lease”) shall terminate and be of no further force or effect as of 11:59 p.m. on the day immediately preceding the Term Commencement Date of this Lease; provided, however, that any provision of the Prior Lease that survives termination or expiration   of the Prior Lease (including without limitation the obligation to pay all rent and other charges accruing up to and including the date of such termination, and all indemnification obligations) shall remain in force in accordance with its terms. If Landlord so requests, Tenant shall execute and deliver a commercially reasonable form of lease termination agreement with respect to the Prior Lease when the Term Commencement Date is established.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in duplicate under seal as of the date first above written.

WAKEFIELD INVESTMENTS, INC.

By:

/s/ R. David Schelzi

Name: R. David Schelzi

Title: President

Hereunto duly authorized

IMPLANT SCIENCES CORPORATION

By:

/s/ Glenn D. Bolduc

Name: Glenn D. Bolduc

Title: CEO

Hereunto duly authorized

EXHIBIT A

Property Description

EXHIBIT A-1

Floor Plan of the Premises

EXHBIT B

Landlord’s Work

1.

Install a new roof on the Building over the Premises;

2.

Install new HVAC rooftop units to serve the Premises;

3.

Paint all office areas, using building standard paint in a readily available color approved by Tenant;

4.

Install building standard carpet in all office areas, in a readily available color approved by Tenant;

5.

Install new VCT tile floor, in a readily available color approved by Tenant, in certain mutually agreed on locations to be identified  in advance by Landlord and Tenant;

6.

Install new building standard ceiling tiles in all office areas; and

7.

Upgrade existing bathroom facilities per specifications to be mutually agreed in advance by Landlord and Tenant

EXHBIT C

Form of Commencement Letter

COMMENCEMENT DATE LETTER

                                            , 20__

[Name of Contact]

RE:

[Name of Tenant]

[Premises Rentable Area and Floor]

Dear [Name of Contact]:

Reference is made to that certain Lease, dated as of _____________, 200__, between WAKEFIELD INVESTMENTS, INC., as Landlord and _________________, as Tenant, with respect to approximately _______ square feet of space at 500 Research Drive, Wilmington, Massachusetts. In accordance with Section 5 of the Lease, this is to confirm that Landlord has substantially completed all Landlord’s Work and that the Term Commencement Date of the term of such Lease occurred on _________________, 20__, and that the Term of such Lease shall expire on _______________, 20___. If the foregoing is in accordance with your understanding, would you kindly execute this letter in the space provided below, and return the same to us for execution by Landlord, whereupon it will become a binding agreement between us.

Very truly yours,

By:_______________________________

Name:

Title:

Accepted and Agreed:

[Name of Tenant]

By:

     Name:

     Title:

     Date: